                                                     RULE NO. 424(b)(5)
                                                     REGISTRATION NO. 333-59997

                             Subject to Completion
           Preliminary Prospectus Supplement dated February 26, 1999

PROSPECTUS SUPPLEMENT
(To prospectus dated July 30, 1998)

                                      [LOGO] MERRILL LYNCH
                                      PROTECTED GROWTH(SM) INVESTING
                                      Pursuit of Growth, Protection of Principal

                                2,500,000 Units
                           Merrill Lynch & Co., Inc.
                  Consumer Staples Select Sector SPDR(R) Fund
            Market Index Target-Term Securities(R) due March  , 2006
                             "MITTS(R) Securities"
                         $10 principal amount per unit

                                --------------

     The MITTS Securities:                           Payment at Maturity:

 . 100% principal protection at                 . On the maturity date, for
  maturity                                       each unit of the MITTS
                                                 Securities you own, we will
 . No payments before the                         pay you an amount equal to the
  maturity date                                  sum of the principal amount of
                                                 each unit and an additional
 . Senior unsecured debt                          amount based on the increase,
  securities of Merrill Lynch &                  if any, in the net asset value
  Co., Inc.                                      per share of the Consumer
                                                 Staples Select Sector SPDR
 . Linked to the net asset value                  Fund, as adjusted by an
  per share of the Consumer                      adjustment factor as described
  Staples Select Sector SPDR                     in this prospectus supplement.
  Fund, a registered index fund.
                                               . At maturity, we will pay you
 . The MITTS Securities have                      all amounts due under the
  been approved for listing on                   MITTS Securities by delivering
  the American Stock Exchange                    to you shares of the Consumer
  under the trading symbol                       Staples Select Sector SPDR
  "CSM".                                         Fund or paying you cash with
                                                 an equal value.
 . Closing: March  , 1999

                  Investing in the MITTS Securities involves risk.
      See "Risk Factors" beginning on page S-10 of this prospectus supplement.

                                --------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus of Merrill Lynch & Co., Inc. is truthful or complete. Any representation to the contrary is a criminal offense.

                                                          Per unit    Total
                                                          -------- -----------
     Public offering price...............................  $10.00  $25,000,000
     Underwriting discount...............................    $          $
     Proceeds, before expenses, to Merrill Lynch & Co.,
      Inc. ..............................................    $          $

     The public offering price and the underwriting discount for any single transaction to purchase 100,000 units or more will be $ per unit and $ per unit, respectively.

                                --------------
                              Merrill Lynch & Co.

                                --------------

            The date of this prospectus supplement is March  , 1999.

"MITTS" and "Market Index Target-Term Securities" are registered service marks owned by Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                           Page
                                                                           ----
SUMMARY INFORMATION--Q&A..................................................  S-4
  What are the MITTS Securities?..........................................  S-4
  What will I receive at the stated maturity date of the MITTS
   Securities?............................................................  S-4
  How is the Net Asset Value determined?..................................  S-6
  When will I receive cash instead of shares of the Consumer Staples SPDR
   Fund?..................................................................  S-6
  Will I be charged any transaction fees or expenses with respect to the shares of the Consumer Staples SPDR Fund?..............................  S-7
  What is the Consumer Staples SPDR Fund?.................................  S-7
  What about taxes?.......................................................  S-7
  Will the MITTS Securities be listed on a stock exchange?................  S-8
  What is the role of MLPF&S?.............................................  S-8
  Who is ML&Co.?..........................................................  S-8
  Are there any risks associated with my investment?......................  S-9
RISK FACTORS.............................................................. S-10
  The MITTS Securities are unlike typical equity or debt securities....... S-10
  You may not earn a return on your investment............................ S-10
  Your return will not reflect the return of owning shares of the Consumer
   Staples SPDR Fund or the securities and other assets comprising the
   Consumer Staples SPDR Fund's investment portfolio...................... S-10
  Changes in the Net Asset Value per share of the Consumer Staples SPDR
   Fund will not exactly mirror changes in the Consumer Staples Select
   Sector Index........................................................... S-10
  Your yield may be lower than the yield on a standard debt security of comparable maturity.................................................... S-11
  Uncertain trading market................................................ S-11
  Factors affecting the trading value of the MITTS Securities............. S-11
  Absence of prior active market for shares of the Consumer Staples SPDR
   Fund................................................................... S-12
  Concentration in consumer-related securities............................ S-12
  No affiliation between ML&Co. and the Consumer Staples SPDR Fund........ S-13
  No shareholder's rights................................................. S-13
  State law limits on interest paid....................................... S-13
  Potential conflicts..................................................... S-13
  Uncertain tax consequences.............................................. S-14
WHERE YOU CAN FIND MORE INFORMATION....................................... S-14
  ML&Co................................................................... S-14
  The Consumer Staples SPDR Fund.......................................... S-15
RATIO OF EARNINGS TO FIXED CHARGES OF ML&CO. ............................. S-15
DESCRIPTION OF THE MITTS SECURITIES....................................... S-15
  Delivery at Maturity.................................................... S-16
  Fractional Shares....................................................... S-17
  Hypothetical Returns.................................................... S-18
  Adjustments to the Net Asset Value; Market Disruption Events............ S-19
  Termination of the Consumer Staples SPDR Fund........................... S-19
  Events of Default and Acceleration...................................... S-20
  Depositary.............................................................. S-20
  Same-Day Settlement and Delivery........................................ S-23
THE CONSUMER STAPLES SPDR FUND............................................ S-23
  License Agreement....................................................... S-26

                                                                      Page
                                                                      ----
UNITED STATES FEDERAL INCOME TAXATION...............................  S-27
  General...........................................................  S-28
  U.S. Holders......................................................  S-28
  Hypothetical Table................................................  S-31
  Non-U.S. Holders..................................................  S-31
  Backup Withholding................................................  S-32
  New Withholding Regulations.......................................  S-32
USE OF PROCEEDS.....................................................  S-32
UNDERWRITING........................................................  S-33
VALIDITY OF THE MITTS SECURITIES....................................  S-33
                               Prospectus
AVAILABLE INFORMATION...............................................     2
INCORPORATION OF CERTAIN DOCUMENT BY REFERENCE......................     2
MERRILL LYNCH & CO., INC............................................     3
USE OF PROCEEDS.....................................................     3
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
 FIXED CHARGES AND PREFERRED STOCK DIVIDENDS........................     4
DESCRIPTION OF DEBT SECURITIES......................................     4
DESCRIPTION OF DEBT WARRANTS........................................     9
DESCRIPTION OF CURRENCY WARRANTS....................................    11
DESCRIPTION OF INDEX WARRANTS.......................................    12
DESCRIPTION OF PREFERRED STOCK......................................    17
DESCRIPTION OF DEPOSITARY SHARES....................................    21
DESCRIPTION OF PREFERRED STOCK WARRANTS.............................    25
DESCRIPTION OF COMMON STOCK.........................................    27
DESCRIPTION OF COMMON STOCK WARRANTS................................    30
PLAN OF DISTRIBUTION................................................    32
EXPERTS.............................................................    33

                            SUMMARY INFORMATION--Q&A
      This summary includes questions and answers that highlight selected information from the prospectus and prospectus supplement to help you understand the Consumer Staples Select Sector SPDR(R) Fund Market Index Target-Term Securities(R) due March , 2006 (the "MITTS Securities"). You should carefully read our prospectus and this prospectus supplement to understand fully the terms of the MITTS Securities as well as the tax and other considerations that should be important to you in making a decision about whether to invest in the MITTS Securities. You should carefully review the "Risk Factors" section, which highlights certain risks associated with an investment in the MITTS Securities, to determine whether an investment in the MITTS Securities is appropriate for you.

      References in this prospectus supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc.

      References in this prospectus supplement to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

      References in this prospectus supplement to the "Consumer Staples SPDR Fund" are to the Consumer Staples Select Sector SPDR Fund.

      We have attached the prospectus for the Consumer Staples SPDR Fund (the "Fund Prospectus"). You should carefully read the Fund Prospectus to fully understand the operation and management of the Consumer Staples SPDR Fund, particularly the fees and expenses associated with shares of the Consumer Staples SPDR Fund which affect the Net Asset Value per share of the Consumer Staples SPDR Fund and which will directly apply to you if we choose to deliver these shares to you at maturity of the MITTS Securities. Our affiliate, MLPF&S, is both a soliciting dealer in the shares of the Consumer Staples SPDR Fund and the index compilation agent (the "Index Compilation Agent") for the Consumer Staples Select Sector Index (the "Consumer Staples Select Sector Index"). However, we are not affiliated with the Consumer Staples SPDR Fund or the Consumer Staples Select Sector Index. The Consumer Staples SPDR Fund will not receive any of the proceeds from the sale of the MITTS Securities and will not have any obligations with respect to the MITTS Securities. We have attached the Fund Prospectus and are delivering it to you together with this prospectus supplement and the accompanying prospectus of ML&Co. for the convenience of reference only. The Fund Prospectus does not constitute a part of this prospectus supplement or the accompanying prospectus of ML&Co., nor is it incorporated by reference in this prospectus supplement or in the accompanying prospectus of ML&Co.

What are the MITTS Securities?

      The MITTS Securities are a series of senior debt securities issued by ML&Co. and are not secured by collateral. The MITTS Securities will rank equally with all of our other unsecured and unsubordinated debt. The MITTS Securities will mature on March , 2006 and cannot be redeemed at an earlier date. You will not receive any shares of the Consumer Staples SPDR Fund or any other payments on the MITTS Securities until maturity.

      Each "unit" of MITTS Securities represents $10 principal amount (the "Principal Amount") of MITTS Securities. You may transfer the MITTS Securities only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the MITTS Securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the MITTS Securities by individual investors. You should refer to the section "Description of the MITTS Securities--Depositary" in this prospectus supplement.

What will I receive at the stated maturity date of the MITTS Securities?

      We have designed the MITTS Securities for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to participate in the appreciation, if any, in the Net Asset Value per share of the Consumer Staples SPDR Fund. At maturity, you will receive a number of shares of the Consumer Staples SPDR Fund equal in value to the sum of the Principal Amount and the Supplemental Redemption Amount, if any, and an amount of cash equal to the value of any fractional shares. We will determine the number of shares to be delivered to you based on the Ending Value. At our option, instead of delivering to you the shares to which you would otherwise be entitled, we may pay you cash.

 "Principal Amount"

      The Principal Amount per unit is $10.

 "Supplemental Redemption Amount"

      The Supplemental Redemption Amount per unit will equal:

       ( Adjusted Ending Value - Starting Value )
$10 X  ( -------------------------------------- )
       (           Starting Value               )

but will not be less than zero.

      "Starting Value" means the Net Asset Value of one share of the Consumer Staples SPDR Fund on the date the MITTS Securities are priced for initial sale to the public (the "Pricing Date"). We will disclose the Starting Value in the final prospectus supplement delivered to you in connection with sales of the MITTS Securities.

      "Adjusted Ending Value" means the Ending Value, as reduced by the application of the Adjustment Factor on each Calculation Day during the Calculation Period.

      "Ending Value" means the average of the Net Asset Values per share of the Consumer Staples SPDR Fund at the close of the market on five Calculation Days shortly before the maturity of the MITTS Securities. We may calculate the Ending Value by reference to fewer than five or even a single day's Net Asset Value if, during the Calculation Period, there is a disruption in the trading of a number of the component stocks of the Consumer Staples Select Sector Index or options relating to the shares of the Consumer Staples SPDR Fund, the Consumer Staples SPDR Fund is unable or otherwise fails to issue a Net Asset Value for the shares of the Consumer Staples SPDR Fund or the Consumer Staples SPDR Fund suspends the creation or redemption of its shares. Please see the section entitled "Description of the MITTS Securities--Adjustments to the Net Asset Value; Market Disruption Events" in this prospectus supplement.

      The "Adjustment Factor" is expected to be between 1.6% and 2.0% per year and will reduce the Net Asset Value per share of the Consumer Staples SPDR Fund used to calculate the Supplemental Redemption Amount. We will determine the Adjustment Factor on the Pricing Date, and it will appear in the final prospectus supplement delivered to you in connection with sales of the MITTS Securities. As a result of the application of the Adjustment Factor, the adjusted Net Asset Value per share of the Consumer Staples SPDR Fund used to calculate your Supplemental Redemption Amount at the maturity of the MITTS Securities will be approximately 10.60% to 13.07% less than the actual Net Asset Value per share of the Consumer Staples SPDR Fund on any day during the Calculation Period. For a detailed discussion of how the Adjustment Factor will affect the Net Asset Value per share of the Consumer Staples SPDR Fund used to calculate your Supplemental Redemption Amount, see "Description of the MITTS Securities--Delivery at Maturity" and "--Hypothetical Returns" in this prospectus supplement.

      For more specific information about the Supplemental Redemption Amount, please see the section "Description of the MITTS Securities" in this prospectus supplement.

 "Examples"

  Here are two examples of Supplemental Redemption Amount calculations assuming an Adjustment Factor of 1.8% per year (the midpoint of the expected range of 1.6% and 2.0%):

 Example 1--Adjusted Ending Value is less than the Starting Value at the maturity date:

  Starting Value: 26.34
  Hypothetical Ending Value: 27.66
  Hypothetical Adjusted Ending Value: 24.38


  Supplemental Redemption Amount (per unit) =

               ( 24.38 - 26.34 )                   (Supplemental
        $10 X  ( ------------- ) = $0.00           Redemption
               (     26.34     )                   Amount cannot
                                                   be less than zero)

  Total value of shares delivered at maturity (per unit) = $10 + $0 = $10

 Example 2--Adjusted Ending Value is greater than the Starting Value at the maturity date:

  Starting Value: 26.34
  Hypothetical Ending Value: 42.14
  Hypothetical Adjusted Ending Value: 37.15

  Supplemental Redemption Amount (per unit) =

               ( 37.15 - 26.34 )
        $10 X  ( ------------- ) = $4.10
               (     26.34     )

  Total value of shares delivered at maturity (per unit) =

        $10 + $4.10 = $14.10

How is the Net Asset Value determined?

      The "Net Asset Value" means the net asset value per share of the Consumer Staples SPDR Fund as determined by the Consumer Staples SPDR Fund. The Consumer Staples SPDR Fund calculates its Net Asset Value per share by dividing the value of its net assets (i.e., the value of its total assets less total liabilities) by its total number of shares outstanding. Expenses and fees, including the management, administration and distribution fees, of the Consumer Staples SPDR Fund are accrued daily and taken into account for purposes of determining Net Asset Value. The Net Asset Value per share of the Consumer Staples SPDR Fund is determined by the Consumer Staples SPDR Fund each Business Day after the close of trading on the New York Stock Exchange (ordinarily 4:00 p.m., New York City time). Shares of the Consumer Staples SPDR Fund are listed on the AMEX under the trading symbol "XLP".

When will I receive cash instead of shares of the Consumer Staples SPDR Fund?

      If we choose to pay you the amount due to you at maturity in cash instead of in shares of the Consumer Staples SPDR Fund which you would otherwise be entitled to receive, we will pay you an amount of cash equal to the sum of the Principal Amount and the Supplemental Redemption Amount, if any. In addition, if at any time MLPF&S ceases to be a soliciting dealer in the shares of the Consumer Staples SPDR Fund, we will pay the amount due to you in cash instead of shares. Please see the section entitled "Description of the MITTS Securities--Delivery at Maturity" in this prospectus supplement.

      In addition, in the event that we choose to deliver shares of the Consumer Staples SPDR Fund at maturity, we will not distribute any fractional shares to you. We will aggregate all amounts due to you in respect of the total number of units you hold on the stated maturity date, and in lieu of delivering to you any fractional shares of the Consumer Staples SPDR Fund to which you would otherwise be entitled, we will pay you the cash value of these fractional shares based on the Ending Value.

Will I be charged any transaction fees or expenses with respect to the shares of the Consumer Staples SPDR Fund?

      Unless and until we deliver shares of the Consumer Staples SPDR Fund to you in satisfaction of our obligations under the MITTS Securities, you will not be directly charged any management, administration, distribution or other transaction fees or other expenses with respect to the shares of the Consumer Staples SPDR Fund. However, because the Consumer Staples SPDR Fund accrues these fees and expenses daily for purposes of determining the Net Asset Value of its shares, the Net Asset Values used to calculate your Supplemental Redemption Amount will reflect the deduction of these fees and expenses as well as the reduction resulting from the application of the Adjustment Factor.

      If at maturity we deliver to you shares of the Consumer Staples SPDR Fund, you will then become directly subject to ongoing account maintenance fees and certain other transaction expenses with respect to your shares so long as you hold those shares.

      The accompanying Fund Prospectus describes the fees and expenses charged by the Consumer Staples SPDR Fund in greater detail.

What is the Consumer Staples SPDR Fund?

      The Consumer Staples SPDR Fund is an index fund whose stated investment objective is to provide investment results that, before expenses, correspond generally to the price and yield performance of the publicly traded equity securities comprising the Consumer Staples Select Sector Index. The Consumer Staples Select Sector Index consists of the equity securities of publicly traded companies that are components of the S&P 500 Index and are involved in the development and production of consumer staples, including cosmetic and personal care products, pharmaceuticals, soft drinks, tobacco and food products. As of February 25, 1999, the Consumer Staples Select Sector Index included 70 component stocks. A list of these securities and their index weightings as of February 25, 1999 is set forth under the section entitled "The Consumer Staples SPDR Fund" in this prospectus supplement. Our affiliate, MLPF&S, is both a soliciting dealer in the shares of the Consumer Staples SPDR Fund and the Index Compilation Agent for the Consumer Staples Select Sector Index. We are not affiliated with the Consumer Staples SPDR Fund or the Consumer Staples Select Sector Index. The Consumer Staples SPDR Fund will not receive any of the proceeds from the sale of, or have any obligations under, the MITTS Securities. You should independently decide whether an investment in the MITTS Securities and the Consumer Staples SPDR Fund is appropriate for you.

      The Consumer Staples SPDR Fund is one of nine investment funds comprising the Select Sector SPDR Trust (the "Trust"), a management investment company registered under the Investment Company Act of 1940, as amended. Each fund's investment portfolio is comprised principally of constituent companies whose equity securities are components of the S&P 500 Index, each representing one of nine specified market sector indices. Each stock in the S&P 500 Index is allocated to only one Select Sector Index. The combined companies of the nine Select Sector Indices represent all of the companies whose stocks are components of the S&P 500 Index.

      You should carefully read the Fund Prospectus accompanying this prospectus supplement and prospectus of ML&Co. to fully understand the operation and management of the Consumer Staples SPDR Fund. In addition, because the Trust is subject to the registration requirements of the Securities Act of 1933, as amended, and the Investment Company Act, the Trust is required to file periodically certain information specified by the SEC. For more information about the Consumer Staples SPDR Fund and the shares that you may receive at maturity, information provided to or filed with the SEC by the Trust can be inspected at the SEC's public reference facilities or accessed over the Internet through a web site maintained by the SEC at http://www.sec.gov. You may also obtain copies of such documents at no cost by calling the Trust at
(800) 843-2639 or by writing the Trust c/o ALPS Mutual Funds Services, Inc., at 370 17th Street, Suite 3100, Denver, CO 80202. Neither the Fund Prospectus nor such other documents are incorporated by reference in this prospectus supplement, and we make no representation or warranty as to the accuracy or completeness of such information.

What about taxes?

      Each year, even though you will not receive any payments from us until maturity, you will be required to pay taxes on ordinary income from the MITTS Securities over their term based upon an estimated yield for the MITTS Securities. We have determined this estimated yield, in accordance with regulations issued by the U.S. Treasury Department, solely in order for you to figure the amount of taxes that you will owe each year as a result of owning a MITTS Security. This amount is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero. We have determined that this estimated yield will equal % per annum (compounded semiannually).

      Based upon this estimated yield, if you pay your taxes on a calendar year basis and if you buy a MITTS Security for $10 and hold the MITTS Security until maturity, you will be required to pay taxes on the following amounts of
ordinary income from the MITTS Securities each year: $    in 1999, $    in
2000, $    in 2001, $    in 2002, $    in 2003, $    in 2004, $    in 2005 and
$    in 2006. However, in 2006, the amount of ordinary income that you will be required to pay taxes on from owning a MITTS Security may be greater or less
than $   , depending upon the Supplemental Redemption Amount, if any, you
receive. Also, if the Supplemental Redemption Amount is less than $   , you may
have a loss which you could deduct against other income you may have in 2006; but under current tax regulations, you would neither be required nor permitted to amend your tax returns for prior years. If you receive shares of the Consumer Staples SPDR Fund on the stated maturity date, your aggregate initial tax basis in such shares of the Consumer Staples SPDR Fund should be an amount equal to the sum of $10 and the Supplemental Redemption Amount, less any cash received by you. Your holding period for any shares of the Consumer Staples SPDR Fund that you receive on the maturity date should begin on the day immediately following the maturity date. For further information, see "United States Federal Income Taxation" in this prospectus supplement.

Will the MITTS Securities be listed on a stock exchange?

      The MITTS Securities have been approved for listing on the AMEX under the trading symbol "CSM", subject to official notice of issuance. You should be aware that the listing of the MITTS Securities on the AMEX will not necessarily ensure that a liquid trading market will be available for the MITTS Securities. You should review the section entitled "Risk Factors--Uncertain trading market" in this prospectus supplement.

What is the role of MLPF&S?

      Our subsidiary, MLPF&S, is the underwriter for the offering and sale of the MITTS Securities. After the initial offering, MLPF&S intends to buy and sell MITTS Securities to create a secondary market for holders of the MITTS Securities, and may stabilize or maintain the market price of the MITTS Securities during the initial distribution of the MITTS Securities. However, MLPF&S will not be obligated to engage in any of these market activities, or continue them once it has started.

      MLPF&S will also be our agent for purposes of calculating the Adjusted Ending Value and the Supplemental Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S's status as our subsidiary and its responsibilities as calculation agent.

      MLPF&S also is a soliciting dealer in the shares of the Consumer Staples SPDR Fund and is the Index Compilation Agent for the Consumer Staples Select Sector Index. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S's status as our subsidiary and its responsibilities to the Consumer Staples SPDR Fund and the Consumer Staples Select Sector Index. Please see the section entitled "Risk Factors--Potential conflicts" in this prospectus supplement.

Who is ML&Co.?

      Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co., see the section entitled "Merrill Lynch & Co., Inc." in the accompanying prospectus of ML&Co. You should also read the other documents we have filed with the SEC, which you can find by referring to the section "Where You Can Find More Information" in this prospectus supplement.

Are there any risks associated with my investment?

      Yes, an investment in the MITTS Securities is subject to risks. Please refer to the section "Risk Factors" in this prospectus supplement.

                                  RISK FACTORS

      Your investment in the MITTS Securities will involve certain risks. For example, there is the risk that you might not earn a return on your investment and the risk that you will be unable to sell your MITTS Securities before their maturity. You should carefully consider the following discussion of risks before deciding whether an investment in the MITTS Securities is suitable for you.

The MITTS Securities are unlike typical equity or debt securities

      The MITTS Securities combine features of equity and debt instruments. For example, like an equity instrument, the Supplemental Redemption Amount will be based on the increase, if any, in the Net Asset Value per share of the Consumer Staples SPDR Fund. However, as a holder of the MITTS Securities, you will not be entitled to receive distributions that would be payable on the shares of the Consumer Staples SPDR Fund as if you had made a direct investment in those shares. In addition, like a debt instrument, you will receive the Principal Amount of your MITTS Securities on the maturity date. However, the terms of the MITTS Securities differ from the terms of ordinary debt securities in that the Supplemental Redemption Amount payable at maturity is not a fixed amount, but is based on the Net Asset Value per share of the Consumer Staples SPDR Fund, as reduced by the Adjustment Factor.

You may not earn a return on your investment

      You should be aware that if the Adjusted Ending Value does not exceed the Starting Value at the stated maturity date, the Supplemental Redemption Amount will be "zero." This will be true even if the Net Asset Value per share of the Consumer Staples SPDR Fund, as reduced by the Adjustment Factor, was higher than the Starting Value at some time during the life of the MITTS Securities but later falls below the Starting Value. If the Supplemental Redemption Amount is zero, we will pay you only the Principal Amount of your MITTS Securities.

Your return will not reflect the return of owning shares of the Consumer Staples SPDR Fund or the securities and other assets comprising the Consumer Staples SPDR Fund's investment portfolio

      When determining the Supplemental Redemption Amount, if any, paid to you at maturity, the Consumer Staples SPDR Fund's Net Asset Value per share, which reflects the reduction of fund assets resulting from the accrual of the Consumer Staples SPDR Fund's fees and expenses and any distributions made by the Consumer Staples SPDR Fund, will also be reduced by the application of the Adjustment Factor. Consequently, your return on the MITTS Securities will not reflect the return of owning the shares of the Consumer Staples SPDR Fund or the securities and other assets included in the Consumer Staples SPDR Fund's investment portfolio.

Changes in the Net Asset Value per share of the Consumer Staples SPDR Fund will not exactly mirror changes in the Consumer Staples Select Sector Index

      As indicated in the Fund Prospectus, the Consumer Staples SPDR Fund's investment objective is to provide investment results that, before expenses, correspond generally to the price and yield performance of the publicly traded equity securities included in the Consumer Staples Select Sector Index. However, changes in the value of the Consumer Staples Select Sector Index and in the Net Asset Value per share of the Consumer Staples SPDR Fund are not expected to be identical because:

  . the Consumer Staples SPDR Fund's investment portfolio may not hold all of the stocks in the Consumer Staples Select Sector Index or may not hold each stock in the same weighting as the Consumer Staples Select Sector Index,

  . the Consumer Staples SPDR Fund may hold assets other than equity securities, and

  . the Net Asset Value per share of the Consumer Staples SPDR Fund reflects the reduction of fund assets resulting from the accrual of fees and expenses and the payment of distributions, if any.

      As stated in the Fund Prospectus, the investment adviser to the Consumer Staples SPDR Fund believes that "over time, "the tracking error' of the Consumer Staples SPDR Fund relative to the performance of the Consumer Staples Select Sector Index, adjusted for the effect of the Consumer Staples SPDR Fund's expenses, will be less than 5%". There is no assurance that the tracking error will not be greater than 5% at any time, including the time that you may wish to sell your MITTS Securities before the maturity date or at the time the calculation agent determines the Supplemental Redemption Amount, if any.

Your yield may be lower than the yield on a standard debt security of comparable maturity

      The amount we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable Merrill Lynch & Co., Inc. debt security with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Uncertain trading market

      The MITTS Securities have been approved for listing on the AMEX under the trading symbol "CSM", subject to official notice of issuance. While there have been a number of issuances of different series of Market Index Target-Term Securities, trading volumes have varied historically from one series to another and it is therefore impossible to predict how the MITTS Securities will trade. You cannot assume that a trading market will develop for the MITTS Securities. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the MITTS Securities will depend on our financial performance, and other factors such as the increase, if any, in the Net Asset Value per share of the Consumer Staples SPDR Fund.

      If the trading market for the MITTS Securities is limited, there may be a limited number of buyers when you decide to sell your MITTS Securities if you do not wish to hold your investment until maturity. This may affect the price you receive.

Factors affecting the trading value of the MITTS Securities

      We believe that the market value of the MITTS Securities will be affected by the Net Asset Value per share of the Consumer Staples SPDR Fund and by a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the trading value of the MITTS Securities given a change in a specific factor, assuming all other conditions remain constant.

  . Net Asset Value. We expect that the market value of the MITTS Securities will depend substantially on the amount by which the Net Asset Value per share of the Consumer Staples SPDR Fund, as reduced by the Adjustment Factor, exceeds the Starting Value. Even if you choose to sell your MITTS Securities when the Net Asset Value per share of the Consumer Staples SPDR Fund, as reduced by the Adjustment Factor, exceeds the Starting Value, you may receive substantially less than the amount that would be payable at maturity based on that value because of the expectation that the Net Asset Value will continue to fluctuate until the Adjusted Ending Value is determined. If you choose to sell your MITTS Securities before the maturity date when the Net Asset Value per share of the Consumer Staples SPDR Fund, as adjusted by the Adjustment Factor, is below or not sufficiently above the Starting Value, you may receive less than the $10 Principal Amount per unit of MITTS Securities.

  . Interest Rates. Because the MITTS Securities repay, at a minimum, the Principal Amount at the maturity date, we expect that the trading value of the MITTS Securities will be affected by changes in interest rates. In general, if U.S. interest rates increase, we expect that the trading value of the MITTS Securities will decrease and, conversely, if U.S. interest rates decrease, we expect that the trading value of the MITTS Securities will increase. Interest rates may also affect the U.S. economy and, in turn, the Net Asset Value of the Consumer Staples SPDR Fund. Rising interest rates may lower the

    Net Asset Value per share of the Consumer Staples SPDR Fund and, as a result, lower the trading value of the MITTS Securities and, conversely, falling interest rates may increase the Net Asset Value per share of the Consumer Staples SPDR Fund and, as a result, may increase the trading value of the MITTS Securities.

  . Volatility. Volatility is the term used to describe the size and frequency of market fluctuations. Generally, if the volatility of the Net Asset Value per share of the Consumer Staples SPDR Fund increases, we expect that the trading value of the MITTS Securities will increase and, conversely, if the volatility of the Net Asset Value per share of the Consumer Staples SPDR Fund decreases, we expect that the trading value of the MITTS Securities will decrease.

  . Time Remaining to Maturity. We anticipate that before their maturity the MITTS Securities may trade at a value above that which would be expected based on the level of interest rates and the Net Asset Value per share of the Consumer Staples SPDR Fund. This difference will reflect a "time premium" due to expectations concerning the Net Asset Value per share of the Consumer Staples SPDR Fund during the period before the maturity of the MITTS Securities. However, as the time remaining to the maturity of the MITTS Securities decreases, we expect that this time premium will decrease, lowering the trading value of the MITTS Securities.

  . Dividend Yields. Generally, if dividend yields on the stocks comprising the Consumer Staples SPDR Fund increase, we expect that the trading value of the MITTS Securities will decrease, and conversely, if dividend yields on the stocks comprising the Consumer Staples SPDR Fund's investment portfolio decrease, we expect that the trading value of the MITTS Securities will increase.

  . Changes in Our Credit Ratings. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the MITTS Securities. However, because the return on your MITTS Securities is dependent upon factors in addition to our ability to pay our obligations under the MITTS Securities, such as the increase in the Net Asset Value per share of the Consumer Staples SPDR Fund at maturity, an improvement in our credit ratings will not reduce other investment risks related to the MITTS Securities.

      It is important for you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any increase in the trading value of the MITTS Securities attributable to another factor, such as an increase in the Net Asset Value per share of the Consumer Staples SPDR Fund.

      In general, assuming all other relevant factors are held constant, we expect that the effect on the trading value of the MITTS Securities of a given change in any one of the factors listed above will be less if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities. However, we expect that the effect on the trading value of the MITTS Securities of an increase or decrease in the Net Asset Value per share of the Consumer Staples SPDR Fund will be greater if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities.

Absence of prior active market for shares of the Consumer Staples SPDR Fund

      The Consumer Staples SPDR Fund is a recently organized investment company and there is limited operating history available. Although its shares are listed for trading on the AMEX and a number of similar products have been traded on the AMEX for varying periods of time, there is no assurance that an active trading market will develop for the shares of the Consumer Staples SPDR Fund. If a trading market does develop, there is no assurance that there will be liquidity in the trading market.

Concentration in consumer-related securities

      Because the Consumer Staples SPDR Fund's investment portfolio is predominantly comprised of securities of companies involved in the development and production of consumer staples, the value of the

MITTS Securities may be adversely affected by several factors. These companies are subject to government regulation affecting the permissibility of using various food additives and production methods, which regulations could affect their earnings and profitability. Tobacco companies may be adversely affected by the adoption of proposed legislation and/or by litigation. Also, the success of food, soft drink, and fashion-related products may be strongly affected by fads, marketing campaigns and other factors affecting supply and demand. Weak demand for these companies' products or services, as well as negative developments in these other areas, would adversely affect the performance of the Consumer Staples SPDR Fund and in turn, the trading value of the MITTS Securities.

No affiliation between ML&Co. and the Consumer Staples SPDR Fund

      Our affiliate MLPF&S is both a soliciting dealer in the shares of the Consumer Staples SPDR Fund and the Index Compilation Agent for the Consumer Staples Select Sector Index. However, we are not affiliated with the Consumer Staples SPDR Fund or the Consumer Staples Select Sector Index. The Consumer Staples SPDR Fund has no obligations with respect to the MITTS Securities or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the MITTS Securities into consideration for any reason. The Consumer Staples SPDR Fund will not receive any of the proceeds from this offering and is not responsible for, and has not participated in, the determination or calculation of the amount you will receive on your MITTS Securities at maturity. In addition, the Consumer Staples SPDR Fund is not involved with the administration or trading of the MITTS Securities and has no obligations with respect to any amounts due under the MITTS Securities.

No shareholder's rights

      Unless and until we deliver shares of the Consumer Staples SPDR Fund to you at the maturity of the MITTS Securities, you will not be entitled to any rights with respect to these shares including, without limitation, the right to receive distributions on, to vote or to redeem these shares. For example, if the Consumer Staples SPDR Fund sets a record date for a matter to be voted on by shareholders before our delivery of the shares of the Consumer Staples SPDR Fund to you, you will not be entitled to vote on that matter.

State law limits on interest paid

      New York State law governs the indenture under which the MITTS Securities will be issued. New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the MITTS Securities. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

      While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the MITTS Securities, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Potential conflicts

      The calculation agent for the MITTS Securities is one of our subsidiaries. Under certain circumstances, MLPF&S's role as our subsidiary and its responsibilities as calculation agent for the MITTS Securities could give rise to conflicts of interests between the calculation agent and the holders of the MITTS Securities. These conflicts could occur, for instance, in connection with its determination as to whether a Market Disruption Event (as defined below) has occurred.

      MLPF&S is a soliciting dealer in the shares of the Consumer Staples SPDR Fund. Under certain circumstances, MLPF&S's role as calculation agent for the MITTS Securities and its role as a soliciting dealer in these shares could give rise to conflicts of interests between the calculation agent and holders of the MITTS Securities. These conflicts could occur in connection with its determination as to the Adjusted Ending Value and the number of shares to be delivered at maturity.

      Additionally, MLPF&S serves as Index Compilation Agent for the Consumer Staples Select Sector Index. In its capacity as Index Compilation Agent, MLPF&S determines, in consultation with S&P, which securities of the S&P 500 are to be included in the Consumer Staples Select Sector Index. Under certain circumstances, MLPF&S's role as calculation agent for the MITTS Securities and its role as Index Compilation Agent could give rise to conflicts of interests between the calculation agent and holders of the MITTS Securities.

      MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

      We anticipate entering into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay amounts due under the MITTS Securities. Such subsidiary expects to make a profit in connection with such arrangement. We did not seek competitive bids for such an arrangement from unaffiliated parties.

Uncertain tax consequences

      You should also consider the tax consequences of investing in the MITTS Securities, certain aspects of which are uncertain. See "United States Federal Income Taxation" below.

                      WHERE YOU CAN FIND MORE INFORMATION

ML&Co.

      We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We have filed a registration statement on Form S-3 with the SEC covering the MITTS Securities and other securities. For further information on ML&Co. and the MITTS Securities, you should refer to our registration statement and its exhibits. The prospectus of ML&Co. accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus of ML&Co. may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement is accurate as of the date of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

The Consumer Staples SPDR Fund

      The Trust is subject to the registration requirements of the Securities Act and the Investment Company Act and is required to file periodically certain information specified by the SEC. For more information about the Consumer Staples SPDR Fund and the shares that you may receive at maturity, information provided to or filed with the SEC by the Trust can be inspected at the SEC's public reference facilities or accessed over the Internet through its web site. You may also obtain copies of such documents at no cost by calling the Trust at
(800) 843-2639 or by writing the Trust c/o ALPS Mutual Funds Services, Inc., at 370 17th Street, Suite 3100, Denver, CO 80202. Neither the Fund Prospectus nor these other documents are incorporated by reference in this prospectus supplement, and we make no representation or warranty as to the accuracy or completeness of that information.

                  RATIO OF EARNINGS TO FIXED CHARGES OF ML&CO.

      In 1998, we acquired the outstanding shares of Midland Walwyn, Inc., in a transaction accounted for as a pooling-of-interests. The following information has been restated as if the two entities had always been combined.

      The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

                                         Year Ended Last Friday in December
                                         --------------------------------------
                                          1994    1995    1996    1997    1998
                                         ------  ------  ------  ------  ------
Ratio of earnings to fixed charges(a)..     1.2     1.2     1.2     1.2     1.1

--------
(a) The effect of combining Midland Walwyn did not change the ratios reported for the fiscal years 1994 through 1997.

      For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges, excluding capitalized interest and preferred security dividend requirements of subsidiaries. "Fixed charges" consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.

                      DESCRIPTION OF THE MITTS SECURITIES

      The MITTS Securities are to be issued as a series of Senior Debt Securities under the Senior Indenture, referred to as the "1983 Indenture", which is more fully described in the accompanying prospectus of ML&Co. The MITTS Securities will mature on March , 2006.

      While at maturity a beneficial owner of a MITTS Security will receive the number of shares of the Consumer Staples SPDR Fund, or cash with an equal value, equal in value to the sum of the Principal Amount of such MITTS Security plus the Supplemental Redemption Amount, if any, there will be no other payment of interest, periodic or otherwise. See "Delivery at Maturity". The number of shares to be delivered at maturity will be determined based on the Ending Value.

      The MITTS Securities are not subject to redemption by ML&Co. or at the option of any beneficial owner before maturity. Upon the occurrence of an Event of Default with respect to the MITTS Securities, beneficial owners of the MITTS Securities may accelerate the maturity of the MITTS Securities, as described under "Description of the MITTS Securities--Events of Default and Acceleration" in this prospectus supplement and "Description of Debt Securities--General-- Events of Default" in the accompanying prospectus of ML&Co.

      The MITTS Securities are to be issued in denominations of whole units.

      The MITTS Securities do not have the benefit of any sinking fund.

Delivery at Maturity

      At maturity, a beneficial owner of a MITTS Security will be entitled to receive the number of shares of the Consumer Staples SPDR Fund, or cash with an equal value, equal in value to the Principal Amount of each MITTS Security plus the Supplemental Redemption Amount, if any, all as provided below. The amount to be paid by ML&Co. to any holder of the MITTS Securities on the maturity date will be aggregated based on the total number of units then held by that holder and rounded to the nearest cent. If the Adjusted Ending Value does not exceed the Starting Value, a beneficial owner of a MITTS Security will be entitled to receive only the number of shares of the Consumer Staples SPDR Fund, or cash with an equal value, equal in value to the Principal Amount of the MITTS Security. The number of shares to be delivered at maturity will be determined based on the Ending Value.

      If ML&Co. chooses to deliver shares of the Consumer Staples SPDR Fund to holders of the MITTS Securities at the maturity date, ML&Co. or one of its affiliates will deliver shares of the Consumer Staples SPDR Fund that are then newly issued by the Consumer Staples SPDR Fund.

      ML&Co. may, at its option, in lieu of delivering shares of the Consumer Staples SPDR Fund, pay cash in an amount equal to the sum of the Principal Amount of the MITTS Securities and the Supplemental Redemption Amount, if any. In addition, if at any time MLPF&S ceases to be a soliciting dealer in the shares of the Consumer Staples SPDR Fund, ML&Co. will pay the amount due to holders of the MITTS Securities in cash instead of shares.

 "Determination of the Supplemental Redemption Amount"

      The Supplemental Redemption Amount for a MITTS Security will be determined by the calculation agent and will equal:

                                                            ( Adjusted Ending Value - Starting Value )
  Principal Amount of each MITTS Security ($10 per unit) X  ( -------------------------------------- )
                                                            (            Starting Value              )


"provided, however," that in no event will the Supplemental Redemption Amount be less than zero.

      The "Starting Value" means the Net Asset Value of one share of the Consumer Staples SPDR Fund on the Pricing Date. We will disclose the Starting Value in the final prospectus supplement delivered to you in connection with sales of the MITTS Securities.

      "Net Asset Value" means the net asset value per share of the Consumer Staples SPDR Fund as determined by the Consumer Staples SPDR Fund. The Consumer Staples SPDR Fund calculates its Net Asset Value per share by dividing the value of its net assets (i.e., the value of its total assets less total liabilities) by its total number of shares outstanding. Expenses and fees, including the management, administration and distribution fees, of the Consumer Staples SPDR Fund are accrued daily and taken into account for purposes of determining its Net Asset Value. The Net Asset Value per share of the Consumer Staples SPDR Fund is determined by the Consumer Staples SPDR Fund each Business Day after the close of trading on the New York Stock Exchange (ordinarily 4:00 p.m., New York City time). Shares of the Consumer Staples SPDR Fund are listed on the AMEX under the trading symbol "XLP".

      The "Adjusted Ending Value" will be determined by the calculation agent and will equal the Ending Value, as reduced by the application of the Adjustment Factor on each Calculation Day during the Calculation Period.

      The "Ending Value" will equal the average (arithmetic mean) of the Net Asset Values per share of the Consumer Staples SPDR Fund on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days in the Calculation Period, the Ending Value will equal the average (arithmetic mean) of the Net Asset Values of the Consumer Staples SPDR Fund on each of these Calculation Days, and if there is only one Calculation Day, then the Ending Value will be equal to the Net Asset Value per share of the Consumer Staples SPDR Fund on that Calculation Day. If no Calculation Days occur during the Calculation Period because of Market Disruption Events, then the Ending Value shall mean the Net Asset Value per share of the Consumer Staples SPDR Fund on the last Trading Day before the Calculation Period for which a Net Asset Value per share of the Consumer Staples SPDR Fund was determined.

      The Adjustment Factor is expected to be between 1.6% and 2.0% per year and will be prorated based on a 365-day year and applied each calendar day to reduce the Ending Value used to calculate the Supplemental Redemption Amount. We will determine the Adjustment Factor on the Pricing Date and it will appear in the final prospectus supplement delivered in connection with sales of the MITTS Securities. As a result of the application of the Adjustment Factor, the adjusted Net Asset Value of one share of the Consumer Staples SPDR Fund used to calculate the Supplemental Redemption Amount at the maturity of the MITTS Securities will be approximately 10.60% to 13.07% less than the actual Net Asset Value per share of the Consumer Staples SPDR Fund on any day during the Calculation Period.

      The "Calculation Period" means the period from and including the seventh scheduled Calculation Day before the maturity date to and including the second scheduled Calculation Day before maturity.

      "Calculation Day" means any Trading Day on which a Market Disruption Event has not occurred.

      "Trading Day" is a day on which the shares of the Consumer Staples SPDR Fund (A) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) have traded at least once on a national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of the Consumer Staples SPDR Fund.

Fractional Shares

      No fractional shares of the Consumer Staples SPDR Fund will be distributed by ML&Co. at maturity. In the event ML&Co. elects to pay holders of the MITTS Securities in shares of the Consumer Staples SPDR Fund, all amounts due to any holder of the MITTS Securities in respect of the total number of units held by that holder will be aggregated, and in lieu of delivering any fractional share to that holder, that holder will receive the cash value of that fractional share based on the Ending Value.

Hypothetical Returns

      The following table illustrates, for a range of hypothetical Ending
Values,

  . the percentage change from the Starting Value to the Ending Value,

  . the Adjusted Ending Value used to calculate the Supplemental Redemption
    Amount,

  . the Principal Amount and Supplemental Redemption Amount, if any, paid at maturity per unit,

  . the total rate of return to beneficial owners of the MITTS Securities,

  . the pretax annualized rate of return to beneficial owners of MITTS
    Securities, and

  . the pretax annualized rate of return of an investment in shares of the Consumer Staples SPDR Fund.

      This table assumes an Adjustment Factor of 1.8% per annum (the midpoint of the expected range of 1.6% to 2.0%).

                      Percentage                       Principal                                       Pretax
                      Change of                       Amount and                       Pretax        Annualized
   Hypothetical      Hypothetical                    Supplemental    Total Rate of   Annualized    Rate of Return
   Ending Value         Ending                        Redemption     Return on the Rate of Return of Shares of the
    During the      Value Over the Adjusted Ending  Amount paid at       MITTS      on the MITTS  Consumer Staples
Calculation Period  Starting Value    Value(1)     Maturity per unit  Securities   Securities(2)  SPDR Fund(2)(3)
------------------  -------------- --------------- ----------------- ------------- -------------- ----------------
       5.27             -80.00%          4.64           $10.00            0.00%         0.00%          -20.28%
      10.54             -60.00%          9.29           $10.00            0.00%         0.00%          -11.35%
      15.80             -40.00%         13.93           $10.00            0.00%         0.00%           -5.87%
      21.07             -20.00%         18.58           $10.00            0.00%         0.00%           -1.87%
      26.34(4)            0.00%         23.22           $10.00            0.00%         0.00%            1.31%
      31.61              20.00%         27.86           $10.58            5.78%         0.80%            3.95%
      36.88              40.00%         32.51           $12.34           23.41%         3.03%            6.22%
      42.14              60.00%         37.15           $14.10           41.04%         4.97%            8.21%
      47.41              80.00%         41.79           $15.87           58.67%         6.70%            9.98%
      52.68             100.00%         46.44           $17.63           76.31%         8.26%           11.59%
      57.95             120.00%         51.08           $19.39           93.94%         9.68%           13.05%
      63.22             140.00%         55.73           $21.16          111.57%        10.99%           14.39%
      68.48             160.00%         60.37           $22.92          129.20%        12.20%           15.64%
      73.75             180.00%         65.01           $24.68          146.83%        13.32%           16.81%
      79.02             200.00%         69.66           $26.45          164.46%        14.38%           17.90%

--------
(1) The Adjusted Ending Values specified in this column are approximately 11.85% less than the hypothetical Ending Values as a result of the application of an Adjustment Factor of 1.8% per annum over an assumed investment term of seven years.
(2) The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.
(3) This rate of return assumes,
  (a) a constant dividend yield of 1.31% per annum, paid quarterly during the investment term and applied to the Net Asset Value per share of the Consumer Staples SPDR Fund at the end of each such quarter, assuming the Net Asset Value per share of the Consumer Staples SPDR Fund increases or decreases linearly from the Starting Value to the hypothetical Ending Value during the Calculation Period;
  (b) no transaction fees or expenses in connection with purchasing and holding shares of the Consumer Staples SPDR Fund;
  (c) a seven-year investment term; and
  (d) a Net Asset Value per share of the Consumer Staples SPDR Fund on the maturity date equal to the Ending Value.
(4) This is the hypothetical Starting Value for purposes of this table. The actual Starting Value will equal the Net Asset Value per share of the Consumer Staples SPDR Fund on the Pricing Date.

      The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount and the resulting total and pretax annualized rate of return will depend entirely on the Starting Value and the actual Adjusted Ending Value determined by the calculation agent as provided in this prospectus supplement.

Adjustments to the Net Asset Value; Market Disruption Events

      If at any time the shares of the Consumer Staples SPDR Fund are subject to a split or reverse split, the calculation agent shall adjust the Net Asset Value per share of the Consumer Staples SPDR Fund used to calculate the Ending Value in order to arrive at a Net Asset Value per share of the Consumer Staples SPDR Fund as if such split or reverse split, as the case may be, had not occurred.

      "Market Disruption Event" means any of the following events, as determined by the calculation agent:

    (a) the suspension or material limitation on trading (limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent) on trading during significant market fluctuations shall be considered "material" for purposes of this definition), in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading on the applicable exchange, in 20% or more of the stocks which then comprise the Consumer Staples Select Sector Index;

    (b) the suspension or material limitation on trading, in each case, for more than two hours of trading (whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise) in option contracts related to the shares of the Consumer Staples SPDR Fund which are traded on any major U.S. exchange; or

    (c) the Consumer Staples SPDR Fund (1) is unable or otherwise fails to issue a Net Asset Value for any shares of the Consumer Staples SPDR Fund after the close of business on the NYSE or (2) suspends the creation or redemption of shares of the Consumer Staples SPDR Fund.

      For the purposes of paragraphs (a) and (b) of this definition, a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.

Termination of the Consumer Staples SPDR Fund

      If the Consumer Staples SPDR Fund is liquidated or otherwise terminated, for purposes of calculating the Supplemental Redemption Amount payable at the maturity of the MITTS Securities, the "Net Asset Value" will be calculated by the calculation agent as follows: The Net Asset Value per share of the Consumer Staples SPDR Fund on the Trading Day occurring immediately before any liquidating distribution will equal the Net Asset Value for such day (the "Pre-liquidation Date"). The calculation agent will then calculate the Net Asset Value after the close of trading on each Trading Day (each such date, a "Determination Date") after the Pre-liquidation Date by increasing or decreasing, as the case may be, the Net Asset Value as of the immediately preceding Trading Day by the percentage by which the closing value of the Consumer Staples Select Sector Index increases or decreases from such immediately preceding Trading Day to such Determination Date and further decreasing such Net Asset Value by fees, expenses and non-liquidating distributions (together, "Fund Expenses") that the calculation agent, in its sole judgment but with reference to the Fund Expenses actually incurred by the Consumer Staples SPDR Fund before its liquidation or termination, deems would reasonably have been accrued and included in the calculation of the Net Asset Value per share of the Consumer Staples SPDR Fund had it not been liquidated or terminated, from such immediately preceding Trading Day to such Determination Date. The calculation agent will cause notice of each such value to be published not less often than once each month in "The Wall Street Journal" (or another newspaper of general circulation) and arrange for information with respect to such values to be made available by telephone.

      If the Consumer Staples SPDR Fund is liquidated or otherwise terminated and the Consumer Staples Select Sector Index is no longer calculated or published (an "Index Termination Event"), the calculation agent will select a successor index that it determines, in its sole discretion, to be comparable to the Consumer Staples Select Sector Index, and, upon the calculation agent's notification of such determination to the Trustee and

ML&Co., the calculation agent will substitute the successor index for the Consumer Staples Select Sector Index and calculate the Net Asset Value in accordance with the procedures referred to in the immediately preceding paragraph with reference to such successor index. Upon any selection by the calculation agent of a successor index, ML&Co. shall cause notice thereof to be given to holders of the MITTS Securities.

      In the event that an Index Termination Event occurs and a successor index to the Consumer Staples Select Sector Index is not selected by the calculation agent or is no longer published on any of the Calculation Days, the calculation agent shall compute a substitute index for the Consumer Staples Select Sector Index for any such Calculation Day in accordance with the procedures last used to calculate the Consumer Staples Select Sector Index prior to any such discontinuance. The calculation agent will calculate the Net Asset Value in accordance with the procedures referred to in the first paragraph of this section with reference to such substitute index. Upon any selection by the calculation agent of such substitute index, ML&Co. shall cause notice thereof to be given to holders of the MITTS Securities.

      If S&P discontinues publication of the S&P 500 Index subsequent to an Index Termination Event and (1) a successor index to the Consumer Staples Select Sector Index is not selected by the calculation agent or is no longer published on any of the Calculation Days and (2) the calculation agent is unable to calculate a substitute index for the Consumer Staples Select Sector Index, the calculation agent will compute a substitute index for the S&P 500 Index for any such Calculation Day in accordance with the procedures last used to calculate the S&P 500 Index prior to any such discontinuance. If the calculation agent calculates such substitute index for the S&P 500 Index, the calculation agent will use such substitute index to calculate the substitute index for the Consumer Staples Select Sector Index.

      Notwithstanding these alternative arrangements, liquidation or termination of the Consumer Staples SPDR Fund or the discontinuance of the publication of the Consumer Staples Select Sector Index or the S&P 500 Index may adversely affect trading in the MITTS Securities.

Events of Default and Acceleration

      In case an Event of Default with respect to any MITTS Securities shall have occurred and be continuing, the amount payable to a beneficial owner of a MITTS Security upon any acceleration permitted by the MITTS Securities, with respect to each $10 principal amount thereof, will be equal to the Principal Amount and the Supplemental Redemption Amount, if any, calculated assuming (1) the date of early repayment is the maturity date of the MITTS Securities and
(2) the Adjustment Factor is prorated based on a 365-day year and applied each calendar day to reduce the Net Asset Value per share of the Consumer Staples SPDR Fund used to calculate such Supplemental Redemption Amount. See "Delivery at Maturity" in this prospectus supplement. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a MITTS Security may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the Principal Amount of the MITTS Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the MITTS Securities.

      In case of default in payment at the maturity date of the MITTS Securities (whether at their stated maturity or upon acceleration), from and after the maturity date the MITTS Securities shall bear interest, payable upon demand of the beneficial owners thereof, at the rate of % per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the MITTS Securities to the date payment of such amount has been made or duly provided for.

Depositary

      Upon issuance, all MITTS Securities will be represented by one or more fully registered global securities. Each such global security will be deposited with, or on behalf of, DTC (DTC, together with any successor thereto, being a "Depositary"), as Depositary, registered in the name of Cede & Co. (DTC's partnership nominee). Unless and until it is exchanged in whole or in part for MITTS Securities in definitive form, no global security may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

      So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the MITTS Securities represented by such global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the MITTS Securities represented by a global security will not be entitled to have the MITTS Securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of the MITTS Securities in definitive form and will not be considered the owners or Holders of the MITTS Securities (as defined in the 1983 Indenture), including for purposes of receiving any reports delivered by ML&Co. or the Trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant of DTC, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of Holders or that an owner of a beneficial interest in such a global security desires to give or take any action which a Holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      If (1) the Depositary is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by ML&Co. within 60 days, (2) ML&Co. executes and delivers to the Trustee a company order to the effect that the global securities shall be exchangeable or (3) an Event of Default has occurred and is continuing with respect to the MITTS Securities, the global securities will be exchangeable for MITTS Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples thereof. Such definitive MITTS Securities will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such global securities.

      The following is based on information furnished by DTC:

      DTC will act as securities depositary for the MITTS Securities. The MITTS Securities will be issued as fully registered securities registered in the name of Cede & Co. One or more fully registered global securities will be issued for the MITTS Securities in the aggregate principal amount of such issue, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to the DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of MITTS Securities under DTC's system must be made by or through direct participants, which will receive a credit for the MITTS Securities on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in the MITTS Securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

      To facilitate subsequent transfers, all MITTS Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of MITTS Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the MITTS Securities; DTC's records reflect only the identity of the direct participants to whose accounts such MITTS Securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the MITTS Securities. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the MITTS Securities are credited on the record date.

      Principal, premium, if any, and/or interest, if any, payments made in cash on the MITTS Securities will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participant and not of DTC, the Trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the Trustee, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

      DTC has advised ML&Co. that management of DTC is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems". DTC has informed its direct and indirect participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("Depositary Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

      However, DTC's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as DTC's direct and indirect participants, and third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

      According to DTC, the information in the preceding two paragraphs with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

      DTC may discontinue providing its services as securities depositary with respect to the MITTS Securities at any time by giving reasonable notice to ML&Co. or the Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, MITTS Security certificates are required to be printed and delivered.

      ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, MITTS Security certificates will be printed and delivered.

      The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for the accuracy of this information.

Same-Day Settlement and Delivery

      Settlement for the MITTS Securities will be made by the underwriter in immediately available funds. All payments of principal and the Supplemental Redemption Amount, if any, will be made by ML&Co., by the delivery of shares of the Consumer Staples SPDR Fund in an equal value. In the event ML&Co. elects, at its option, to pay cash in lieu of delivering shares of the Consumer Staples SPDR Fund, ML&Co. will make payment in immediately available funds so long as the MITTS Securities are maintained in book-entry form.

                         THE CONSUMER STAPLES SPDR FUND

      ML&Co. has attached the Fund Prospectus describing the Consumer Staples SPDR Fund and is delivering it to purchasers of the MITTS Securities together with this prospectus supplement and the accompanying prospectus of ML&Co. for the convenience of reference only. The Fund Prospectus does not constitute a part of this prospectus supplement or the accompanying prospectus of ML&Co., nor is it incorporated by reference in this prospectus supplement or the accompanying prospectus of ML&Co. The summary description below is qualified in its entirety by the information describing the Consumer Staples SPDR Fund and the Consumer Staples Select Sector Index included in the attached Fund Prospectus.

      As stated in the Fund Prospectus, the Consumer Staples SPDR Fund is an index fund whose investment objective is to provide investment results that, before expenses, correspond generally to the price and yield performance of the publicly traded equity securities included in the Consumer Staples Select Sector Index. The Consumer Staples Select Sector Index consists of the equity securities of publicly traded companies that are components of the S&P 500 Index and are involved in the development and production of consumer staples, including cosmetic and personal care products, pharmaceuticals, soft drinks, tobacco and food products. As of February 25, 1999, the Consumer Staples Select Sector Index included 70 component stocks.

      The components of the Consumer Staples Select Sector Index by index weight as of February 25, 1999 are listed below.

Company Name                                         Trading Symbol Index Weight
------------                                         -------------- ------------
Merck and Company Inc. .............................      MRK          8.766%
Pfizer Inc. ........................................      PFE          7.731%
Coca-Cola Co. ......................................      KO           7.212%
Bristol Myers Squibb Co. ...........................      BMY          5.772%
Proctor and Gamble Co. .............................      PG           5.427%
Johnson & Johnson...................................      JNJ          5.170%
Eli Lilly and Company...............................      LLY          4.667%
Philip Morris Companies Inc. .......................      MO           4.449%
Schering Plough Corp. ..............................      SGP          3.622%
American Home Products Corp. .......................      AHP          3.537%
Abbott Laboratories.................................      ABT          3.196%
Gillette Co. .......................................      G            2.699%
Pepsico Inc. .......................................      PEP          2.560%
Warner-Lambert Co. .................................      WLA          2.515%
Unilever NV.........................................      UN           2.159%
Anheuser Busch Companies Inc. ......................      BUD          1.642%
Medtronic Inc. .....................................      MDT          1.616%
Walgreen Co. .......................................      WAG          1.436%
Safeway Inc. .......................................      SWY          1.261%
Pharmacia and UpJohn Inc. ..........................      PNU          1.232%
Kimberly Clark Corp. ...............................      KMB          1.183%
Colgate Palmolive Co. ..............................      CL           1.137%
Sara Lee Corp. .....................................      SLE          1.100%
CVS Corp. ..........................................      CVS          0.940%
McKesson HBOC.......................................      MCK          0.929%
H.J. Heinz Co. .....................................      HNZ          0.913%
Baxter International Inc. ..........................      BAX          0.905%
Cardinal Health Inc. ...............................      CAH          0.899%
Campbell Soup Co. ..................................      CPB          0.825%
Guidant Corp. ......................................      GDT          0.764%
Kroger Co. .........................................      KR           0.730%
Kellogg Co. ........................................      K            0.686%
ConAgra Inc. .......................................      CAG          0.675%
Bestfoods...........................................      BFO          0.608%
Albertson's Inc. ...................................      ABS          0.605%
Coca-Cola Enterprises Inc. .........................      CCE          0.574%
General Mills Inc. .................................      GIS          0.564%
Clorox Co. .........................................      CLX          0.561%
Avon Products Inc. .................................      AVP          0.519%
Wm. Wrigley Jr. Co. ................................      WWY          0.490%
Rite Aid Corp. .....................................      RAD          0.473%
Boston Scientific Corp. ............................      BSX          0.469%
Fred Meyer Inc. ....................................      FMY          0.430%
Sysco Corp. ........................................      SYY          0.424%
Hershey Foods Corp. ................................      HSY          0.411%
Archer Daniels Midland Corp. .......................      ADM          0.409%
American Stores Co. ................................      ASC          0.398%
RJR Nabisco Holdings Corp. .........................      RN           0.398%

Company Name                                         Trading Symbol Index Weight
------------                                         -------------- ------------
Ralston Purina Company..............................     RAL           0.389%
Becton Dickinson and Co. ...........................     BDX           0.377%
Quaker Oats Co. ....................................     OAT           0.345%
Winn-Dixie Stores Inc. .............................     WIN           0.294%
Fort James Corp. ...................................     FJ            0.292%
Pioneer Hi-Bred International Inc. .................     PHB           0.261%
Allergan, Inc. .....................................     AGN           0.248%
UST Inc. ...........................................     UST           0.245%
Fortune Brands Inc. ................................     FO            0.236%
Alza Corporation....................................     AZA           0.204%
Brown Forman Corporation............................     BF/B          0.203%
International Flavor and Fragrance Inc. ............     IFF           0.197%
BioMet Inc. ........................................     BMET          0.186%
Bausch & Lomb Inc. .................................     BOL           0.152%
Bard C.R. Inc. .....................................     BCR           0.138%
SuperValu Inc. .....................................     SVU           0.133%
St. Jude Medical....................................     STJ           0.101%
Mallinckrodt Inc. ..................................     MKG           0.100%
Adolph Coors Co. ...................................     ACCOB         0.097%
Longs Drug Store Corp. .............................     LDG           0.064%
Alberto-Culver Co. .................................     ACV           0.061%
Great Atlantic & Pacific Tea Co. Inc. ..............     GAP           0.053%

      Percentages may not add to 100% due to rounding.

      Holdings and weightings are subject to change subsequent to February 25, 1999.

      Although ML&Co.'s subsidiary, MLPF&S, provides certain services to the Consumer Staples SPDR Fund and the Consumer Staples Select Sector Index, ML&Co. is not affiliated with the Consumer Staples SPDR Fund or the Consumer Staples Select Sector Index, and the Consumer Staples SPDR Fund will not receive any of the proceeds from the sale of, or have any obligations under, the MITTS Securities. A prospective purchaser of the MITTS Securities should independently decide whether an investment in the MITTS Securities and the Consumer Staples SPDR Fund is appropriate.

      The Consumer Staples SPDR Fund is one of nine investment funds comprising the Trust. Each fund's investment portfolio is comprised principally of constituent companies whose equity securities are components of the S&P 500 Index, each representing one of nine specified market sector indices. Each stock in the S&P 500 Index is allocated to only one Select Sector Index. The combined companies of the nine indices represent all of the companies whose stocks are components of the S&P 500 Index. The Consumer Staples SPDR Fund's initial public offering occurred on December 16, 1998 and therefore it has limited operating history.

      Because the Trust is subject to the registration requirements of the Securities Act and the Investment Company Act, the Trust is required to file periodically certain information specified by the SEC. For more information about the Consumer Staples SPDR Fund and the shares that a holder of the MITTS Securities may receive at maturity, information provided to or filed with the SEC by the Trust can be inspected at the SEC's public reference facilities or accessed over the Internet through a web site maintained by the SEC at http://www.sec.gov. Copies of these documents may also be obtained at no cost by calling the Trust at (800) 843-2639 or by writing the Trust c/o ALPS Mutual Funds Services, Inc., at 370 17th Street, Suite 3100, Denver, CO 80202. Neither the Fund Prospectus nor such other documents are incorporated by reference in this prospectus supplement, and ML&Co. makes no representation or warranty as to the accuracy or completeness of any such documents.

      ML&Co. is not affiliated with the Consumer Staples SPDR Fund, and the Consumer Staples SPDR Fund has no obligations with respect to the MITTS Securities. This prospectus supplement relates only to the MITTS Securities offered hereby and does not relate to the shares of the Consumer Staples SPDR Fund or any other securities relating to the Consumer Staples SPDR Fund. The information contained in this prospectus supplement regarding the Consumer Staples SPDR Fund has been derived from the publicly available documents described in the preceding paragraph. ML&Co. makes no representation that these publicly available documents or any other publicly available information regarding the Consumer Staples SPDR Fund are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this prospectus supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the shares of the Consumer Staples SPDR Fund, and therefore the trading price of the MITTS Securities, have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Consumer Staples SPDR Fund could affect the Supplemental Redemption Amount, if any, to be received at maturity and therefore the trading value of the MITTS Securities.

      MLPF&S, a subsidiary of ML&Co., is a soliciting dealer in the shares of the Consumer Staples SPDR Fund. Additionally, MLPF&S serves as Index Compilation Agent for the Consumer Staples Select Sector Index. In its capacity as Index Compilation Agent, MLPF&S determines, in consultation with S&P, the composition of the securities measured by the Consumer Staples Select Sector Index.

License Agreement

      S&P, the AMEX and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain securities, including the MITTS Securities, and ML&Co. is an authorized sublicensee of MLPF&S.

      The license agreement among S&P, the AMEX and MLPF&S provides that the following language must be stated in this prospectus supplement:

      "Standard & Poor's(R)", "Standard & Poor's 500", "S&P 500(R)", "S&P(R)", "500", "Standard & Poor's Depositary Receipts", "SPDRs", "Select Sector SPDR" and "Select Sector Standard & Poor's Depositary Receipts" are trademarks of Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and have been licensed for use by MLPF&S. ML&Co., is an authorized sublicensee of MLPF&S. The stocks comprising the Consumer Staples Select Sector Index were selected by MLPF&S, as Index Compilation Agent, in consultation with S&P from the universe of companies represented by the S&P 500 Index. The composition and weightings of the stocks included in the Consumer Staples Select Sector Index can be expected to differ from the composition and weighting of stocks included in any similar S&P 500 sector index published and disseminated by S&P.

      The MITTS Securities, the Consumer Staples SPDR Fund and the Consumer Staples Select Sector Index are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the MITTS Securities or any member of the public regarding the advisability of investing in securities generally or in the MITTS Securities particularly or in the ability of the Consumer Staples SPDR Fund to track the performance and yield of the Consumer Staples Select Sector Index or in the ability of the Consumer Staples Select Sector Index to track the performance of the consumer staples sector represented in the stock market. The stocks included in the Consumer Staples Select Sector Index were selected by MLPF&S as the Index Compilation Agent in consultation with S&P from a universe of companies involved in the development and production of consumer staples products and represented by the S&P 500 Index. The composition and weightings of the stocks included in the Consumer Staples Select Sector Index can be expected to differ from the composition and weighting of stocks included in any corresponding S&P 500 sector index that is published and disseminated by S&P. S&P's only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to the index compilation agent or the MITTS Securities. S&P has no obligation to take the needs of the Index Compilation Agent, ML&Co. or the holders of the MITTS Securities into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in any determination of the timing of the sale of the MITTS Securities, prices at which the MITTS Securities are initially to be sold, or quantities of the MITTS Securities to be issued or in the determination or calculation of the equation by which the MITTS Securities are to be converted into shares of the Consumer Staples SPDR Fund or cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the MITTS Securities.

      S&P does not guarantee the accuracy and/or the completeness of the S&P 500 Index, the Consumer Staples Select Sector Index or any data included therein. S&P makes no warranty, express or implied, as to results to be obtained by ML&Co., MLPF&S, the holders of the MITTS Securities, or any other person or entity from the use of the S&P 500 Index, the Consumer Staples Select Sector Index or any data included therein in connection with the rights licensed under the license agreement described herein or for any other use. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the S&P 500 Index, the Consumer Staples Select Sector Index or any data included therein. Without limiting the generality of the foregoing, in no event shall S&P have any liability for any special, punitive, indirect or consequential damages (including lost profits), even if notified of the possibility of such damages."

      All disclosures contained in this prospectus supplement regarding the S&P 500 Index or the Consumer Staples Select Sector Index, including its respective make-up, method of calculation and changes in its components, are derived from publicly available information prepared by S&P and the Trust, respectively. ML&Co. and MLPF&S do not assume any responsibility for the accuracy or completeness of such information.

                     UNITED STATES FEDERAL INCOME TAXATION

      Set forth in full below is the opinion of Brown & Wood LLP, counsel to ML&Co., as to certain United States Federal income tax consequences of the purchase, ownership and disposition of the MITTS Securities. This opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with MITTS Securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding MITTS Securities in a tax-deferred or tax-advantaged account, or persons holding MITTS Securities as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted herein). The following discussion also assumes that the issue price of the MITTS Securities, as determined for United States Federal income tax purposes, equals the principal amount thereof. Persons considering the purchase of the MITTS Securities should consult their own tax advisors concerning the application of the United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the MITTS Securities arising under the laws of any other taxing jurisdiction.

      As used herein, the term "U.S. Holder" means a beneficial owner of a MITTS Security that is for United States Federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity treated as a corporation or a partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (c) an estate the income of which is subject to United States Federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (e) any other person whose income or gain in respect of a MITTS Security is effectively connected with the conduct of a United States trade or business.

Notwithstanding clause (d) of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons also will be a U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a MITTS Security that is not a U.S. Holder.

General

      There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States Federal income tax purposes, of the MITTS Securities or securities with terms substantially the same as the MITTS Securities. However, although the matter is not free from doubt, under current law, each MITTS Security should be treated as a debt instrument of ML&Co. for United States Federal income tax purposes. ML&Co. currently intends to treat each MITTS Security as a debt instrument of ML&Co. for United States Federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the MITTS Securities. Prospective investors in the MITTS Securities should be aware, however, that the IRS is not bound by ML&Co.'s characterization of the MITTS Securities as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the MITTS Securities for United States Federal income tax purposes. The following discussion of the principal United States Federal income tax consequences of the purchase, ownership and disposition of the MITTS Securities is based upon the assumption that each MITTS Security will be treated as a debt instrument of ML&Co. for United States Federal income tax purposes. If the MITTS Securities are not in fact treated as debt instruments of ML&Co. for United States Federal income tax purposes, then the United States Federal income tax treatment of the purchase, ownership and disposition of the MITTS Securities could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a MITTS Security could differ from the timing and character of income, gain or loss recognized in respect of a MITTS Security had the MITTS Securities in fact been treated as debt instruments of ML&Co. for United States Federal income tax purposes.

U.S. Holders

      On June 11, 1996, the Treasury Department issued final regulations (the "Final Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments such as the MITTS Securities, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the MITTS Securities. In general, the Final Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States Federal income tax law. Specifically, the Final Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the Final Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The Final Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States Federal income tax purposes.

      In particular, solely for purposes of applying the Final Regulations to the MITTS Securities, ML&Co. has determined that the projected payment schedule for the MITTS Securities will consist of payment on the maturity date of the principal amount thereof and a projected Supplemental Redemption Amount equal
to $   per unit (the "Projected Supplemental Redemption Amount"). This represents an estimated yield on the MITTS Securities equal to % per annum (compounded semiannually). Accordingly, during the term of the MITTS Securities, a U.S. Holder of a MITTS Security will be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the MITTS Security that are deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the

U.S. Holder holds such MITTS Security. The amount of interest that will be deemed to accrue in any accrual period (i.e., generally each six-month period during which the MITTS Securities are outstanding) will equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the MITTS Security's adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes a MITTS Security's adjusted issue price will equal the MITTS Security's issue price (i.e., $10), increased by the interest previously accrued on the MITTS Security. At maturity of a MITTS Security, in the event
that the actual Supplemental Redemption Amount, if any, exceeds $   per unit
(i.e., the Projected Supplemental Redemption Amount), a U.S. Holder will be required to include the excess of the actual Supplemental Redemption Amount
over $   per unit (i.e., the Projected Supplemental Redemption Amount) in income as ordinary interest on the stated maturity date. Alternatively, in the event that the actual Supplemental Redemption Amount, if any, is less than $ per unit (i.e., the Projected Supplemental Redemption Amount), the amount by
which the Projected Supplemental Redemption Amount (i.e. , $   per unit)
exceeds the actual Supplemental Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the MITTS Security for the taxable year in which the stated maturity date occurs to the extent of the amount of such includible interest. Further, a U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the Projected Supplemental Redemption
Amount (i.e., $   per unit) in excess of the actual Supplemental Redemption
Amount that is not treated as an interest offset pursuant to the foregoing rules. In general, if a U.S. Holder receives shares of the Consumer Staples SPDR Fund on the maturity date, such U.S. Holder's initial aggregate tax basis in the shares of the Consumer Staples SPDR Fund received by the U.S. Holder should equal the sum of the principal amount of the MITTS Security and the actual Supplemental Redemption Amount (less any cash received in lieu of fractional shares of the Consumer Staples SPDR Fund). This aggregate tax basis should be allocated among the shares of the Consumer Staples SPDR Fund received by the U.S. Holder in accordance with the relative fair market value of such shares of the Consumer Staples SPDR Fund. Moreover, such U.S. Holder's holding period for any shares of the Consumer Staples SPDR Fund received by the U.S. Holder should begin on the day immediately following the maturity date.

      Upon the sale, exchange or redemption of a MITTS Security prior to the stated maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale, exchange or redemption and the U.S. Holder's adjusted tax basis in the MITTS Security as of the date of disposition. A U.S. Holder's adjusted tax basis in a MITTS Security generally will equal such U.S. Holder's initial investment in the MITTS Security increased by any interest previously included in income with respect to the MITTS Security by the U.S. Holder. Any such taxable gain will be treated as ordinary income. Any such taxable loss will be treated as ordinary loss to the extent of the U.S. Holder's total interest inclusions on the MITTS Security. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder's holding period for the MITTS Security). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the Final Regulations will be treated as original issue discount.

      Prospective investors in the MITTS Securities should be aware that if a significant percentage of the total aggregate amount of the MITTS Securities originally issued are sold at a discount from the principal amount thereof, which is not expected to be the case, then the issue price of the MITTS Securities, as determined for United States Federal income tax purposes, may be less than the principal amount of the MITTS Securities. In such event, if a U.S. Holder purchases a MITTS Security in connection with the original issuance thereof for an amount equal to the principal amount thereof, the amount of the difference between the principal amount of the MITTS Securities and the issue price thereof generally should be allocated by the U.S. Holder to daily portions of interest that are deemed to accrue on each such date as an offset to such interest on each such date. In addition, on each such date, the U.S. Holder's adjusted tax basis in the MITTS Security will be reduced by the amount treated as an interest offset pursuant to the foregoing rule. Alternatively, in the event that the issue price of the MITTS Securities, as determined for United States Federal income tax purposes, equals the principal amount thereof and a U.S. Holder purchases a MITTS Security in connection with the original issuance thereof for an amount that is less than the principal amount thereof, the amount of the difference between the principal amount of the MITTS Security and the amount paid by the U.S. Holder to purchase the MITTS Security generally would be allocated by the U.S. Holder to daily portions of interest that are deemed to accrue on each such date as additional ordinary interest includible in income by the U.S. Holder on each such date. In such event, on each such date, the U.S. Holder's adjusted tax basis in the MITTS Security will be increased by the amount treated as additional ordinary interest income. In addition, U.S. Holders purchasing a MITTS Security at a price that differs from the adjusted issue price of the MITTS Security as of the purchase date (e.g., subsequent purchases) will be subject to rules providing for certain adjustments to the foregoing rules and such U.S. Holders should consult their own tax advisors concerning these rules.

      All prospective investors in the MITTS Securities should consult their own tax advisors concerning the application of the Final Regulations to their investment in the MITTS Securities. Investors in the MITTS Securities may also obtain the projected payment schedule, as determined by ML&Co. for purposes of the application of the Final Regulations to the MITTS Securities, by submitting a written request for such information to Merrill Lynch & Co., Inc., Attn:
Darryl W. Colletti, Corporate Secretary's Office, 100 Church Street, 12th Floor, New York, New York 10080-6512.

      The projected payment schedule (including both the Projected Supplemental Redemption Amount and the estimated yield on the MITTS Securities) has been determined solely for United States Federal income tax purposes (i.e., for purposes of applying the Final Regulations to the MITTS Securities), and is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

Hypothetical Table

      The following table sets forth the amount of interest that will be deemed to have accrued with respect to each unit of the MITTS Securities during each accrual period over an assumed term of approximately seven years for the MITTS Securities based upon a projected payment schedule for the MITTS Securities (including both a hypothetical Projected Supplemental Redemption Amount and a hypothetical estimated yield equal to 6.00% per annum (compounded semiannually)) as determined by ML&Co. for purposes of illustrating the application of the Final Regulations to the MITTS Securities as if the MITTS Securities had been issued on February 26, 1999. The following table is for illustrative purposes only. The actual projected payment schedule for the MITTS Securities (including both the actual Projected Supplemental Redemption Amount and the actual estimated yield) will be determined by ML&Co. on the Pricing Date and will depend upon actual market interest rates (and thus ML&Co.'s borrowing costs for debt instruments with comparable maturities) as of the Pricing Date. The actual projected payment schedule for the MITTS Securities (including both the actual Projected Supplemental Redemption Amount and the actual estimated yield) and the actual tax accrual table will be set forth in the final prospectus supplement delivered to investors in connection with sales of the MITTS Securities:

                                                             Total Interest
                                                             Deemed to Have
                                       Interest Deemed to   Accrued on MITTS
                                         Accrue During    Securities as of End
                                         Accrual Period    of Accrual Period
            Accrual Period                 (per unit)          (per unit)
            --------------             ------------------ --------------------
February 26, 1999 through August 26,
 1999.................................      $0.2975             $0.2975
August 27, 1999 through February 26,
 2000.................................      $0.3089             $0.6064
February 27, 2000 through August 26,
 2000.................................      $0.3182             $0.9246
August 27, 2000 through February 26,
 2001.................................      $0.3278             $1.2524
February 27, 2001 through August 26,
 2001.................................      $0.3375             $1.5899
August 27, 2001 through February 26,
 2002.................................      $0.3477             $1.9376
February 27, 2002 through August 26,
 2002.................................      $0.3582             $2.2958
August 27, 2002 through February 26,
 2003.................................      $0.3688             $2.6646
February 27, 2003 through August 26,
 2003.................................      $0.3800             $3.0446
August 27, 2003 through February 26,
 2004.................................      $0.3913             $3.4359
February 27, 2004 through August 26,
 2004.................................      $0.4031             $3.8390
August 27, 2004 through February 26,
 2005.................................      $0.4151             $4.2541
February 27, 2005 through August 26,
 2005.................................      $0.4277             $4.6818
August 27, 2005 through February 26,
 2006.................................      $0.4404             $5.1222

--------
Hypothetical Projected Supplemental Redemption Amount=$5.1222 per unit.

Non-U.S. Holders

      A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a MITTS Security, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of ML&Co., a controlled foreign corporation related to ML&Co. or a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042S. For a non-U.S. Holder to qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (a) is signed by the beneficial owner of the MITTS Security under penalties of perjury, (b) certifies that such owner is not a U.S. Holder and
(c) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a MITTS Security is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements.

      Under current law, a MITTS Security will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of ML&Co. or, at the time of such individual's death, payments in respect of such MITTS Security would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding

      Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the MITTS Securities to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the MITTS Securities to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

      In addition, upon the sale of a MITTS Security to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided that the required information is furnished to the IRS.

New Withholding Regulations

      On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                                USE OF PROCEEDS

      The net proceeds from the sale of the MITTS Securities will be used as described under "Use of Proceeds" in the accompanying prospectus of ML&Co. and to hedge market risks of ML&Co. associated with its obligation to pay the Principal Amount and the Supplemental Redemption Amount.

                                  UNDERWRITING

      MLPF&S, the underwriter of the offering, has agreed, subject to the terms and conditions of the Underwriting Agreement and a Terms Agreement, to purchase
from ML&Co. $    aggregate principal amount of MITTS Securities. The
Underwriting Agreement provides that the obligations of the underwriter are subject to certain conditions precedent and that the underwriter will be obligated to purchase all of the MITTS Securities if any are purchased.

      The underwriter has advised ML&Co. that it proposes initially to offer all or part of the MITTS Securities directly to the public at the offering price set forth on the cover page of this Prospectus Supplement. After the initial public offering, the public offering price may be changed. The underwriter is offering the MITTS Securities subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part.

      In addition to the commissions payable at the time of the original sale of the MITTS Securities, the underwriter will pay a commission on each of up to six anniversary dates of the issuance of the MITTS Securities to brokers whose clients purchased the units in the initial distribution and who continue to hold their MITTS Securities.

      The underwriting of the MITTS Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

      The underwriter is permitted to engage in certain transactions that stabilize the price of the MITTS Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the MITTS Securities.

      If the underwriter creates a short position in the MITTS Securities in connection with the offering, i.e., if it sells more units of the MITTS Securities than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing units of the MITTS Securities in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the MITTS Securities. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

      The underwriter may use this prospectus supplement, the accompanying prospectus of ML&Co. and the Fund Prospectus for offers and sales related to market-making transactions in the MITTS Securities. The underwriter may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                        VALIDITY OF THE MITTS SECURITIES

      The validity of the MITTS Securities will be passed upon for ML&Co. and for the underwriter by Brown & Wood LLP, New York, New York.

                         INDEX OF CERTAIN DEFINED TERMS

                                                                            Page
                                                                            ----
Adjustment Factor..........................................................  S-5
Calculation Day............................................................ S-17
Calculation Period......................................................... S-17
Consumer Staples SPDR Fund.................................................  S-4
Consumer Staples Select Sector Index.......................................  S-4
Depositary................................................................. S-20
Determination Date......................................................... S-19
Ending Value...............................................................  S-5
Fund Expenses.............................................................. S-19
Fund Prospectus............................................................  S-4
Index Compilation Agent....................................................  S-4
Index Termination Event.................................................... S-19
Market Disruption Event.................................................... S-19
ML&Co......................................................................  S-4
MLPF&S.....................................................................  S-4
Net Asset Value............................................................  S-6
Pre-liquidation Date....................................................... S-19
Pricing Date...............................................................  S-5
Principal Amount...........................................................  S-4
Projected Supplemental Redemption Amount................................... S-28
Starting Value.............................................................  S-5
Supplemental Redemption Amount.............................................  S-5
Trading Day................................................................ S-17
Trust......................................................................  S-7

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--------------------------------------------------------------------------------

                                    [LOGO]

                                2,500,000 Units

                           Merrill Lynch & Co., Inc.

                  Consumer Staples Select Sector SPDR(R) Fund
                     Market Index Target-Term Securities(R)
                               due March  , 2006
                             "MITTS(R) Securities"

                        ------------------------------

                             PROSPECTUS SUPPLEMENT

                        ------------------------------

                              Merrill Lynch & Co.

                                 March  , 1999

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